UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report: February 26, 2013

Date of earliest event reported:  February 25, 2013

MAXIMUS, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation)	1-12997 (Commission File Number)	54-1000588 (I.R.S. Employer Identification No.)

1891 Metro Center Drive Reston, Virginia (Address of principal executive offices)	20190-5207 (Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On February 25, 2013, the Company received formal notice that an agreement between Policy Studies, Inc. (“PSI”), a wholly-owned subsidiary of MAXIMUS, Inc., and Xerox State & Local Solutions, Inc. (“Xerox”) was being terminated for convenience.  PSI served as a subcontractor in support of Xerox’s prime contract with the Maryland Department of Human Resources (“DHR”) to provide technical support services for certain systems applications.  We have been informed that the State terminated this work with Xerox as part of an initiative to focus resources on a select number of projects.

The agreement with Xerox had been signed prior to the April 2012 acquisition of PSI by MAXIMUS.  As part of the allocation of the purchase price of PSI, an obligation to record the fair value of the contract was recorded as deferred revenue at the purchase date.  No revenue or direct costs were recognized on this project from the date of acquisition through February 2013.

Owing to the termination of the agreement, the obligation to perform additional work will be extinguished and certain payments will be made to, or services performed for, Xerox and the DHR. Accordingly, MAXIMUS will recognize all related deferred revenue, other than that related to remaining future obligations, and expense all related deferred costs.  In the three months ended March 31, 2013, this is expected to result in the recognition, pursuant to generally accepted accounting principles in the United States, of revenue of $16.0 million and income from continuing operations before taxes of $10.2 million, or approximately $0.17 per diluted share. The revenue and earnings impacts of this item were not included in the Company’s most recent fiscal 2013 guidance for revenue of $1,250 million to $1,300 million and adjusted diluted earnings per share of $3.00 to $3.15. Because this is a large, one-time, non-cash gain, management of the company does not view it as indicative of current and ongoing operations. Therefore, it is management’s intention to adjust earnings to exclude this item from the presentation of pro forma adjusted diluted earnings per share.

Note on non-GAAP measure

Adjusted diluted earnings per share is a non-GAAP measure.  The Company uses adjusted diluted earnings per share to exclude the effect of unusual, one-time transactions such as the one noted above.  In the absence of any such transactions, adjusted diluted earnings per share would be consistent with diluted earnings per share. We believe that adjusted diluted earnings per share is a useful measure for assessing the performance of the Company excluding the effect of this settlement.  Adjusted diluted earnings per share should not be used in isolation nor as an alternative to diluted earnings per share or net income as a measure of the Company’s performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date:	February 26, 2013	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary